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                                  EXHIBIT 21

                               ATLAS CORPORATION
                     LIST OF SUBSIDIARIES OF THE REGISTRANT



Atlas Precious Metals Inc. (incorporated in Nevada)

Atlas Gold Mining Inc. (incorporated in Nevada), a subsidiary of Atlas Precious Metals Inc.

Arisur Inc. (organized under the laws of Grand Cayman).

Suramco Metals, Inc. (incorporated in Nevada).

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